Exhibit 8(a)

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

617 542 6000

617 542 2241 fax

June 27, 2005

John Hancock Life Insurance Company

John Hancock Place

200 Clarendon Street

Boston, Massachusetts 02116

Re:  John Hancock Life Insurance Company SignatureNotesSM

Ladies and Gentlemen:

At your request, we have examined the joint Registration Statement on Form F-3 (the “Registration Statement”), filed by Manulife Financial Corporation, a Canadian corporation (“Manulife”), and John Hancock Life Insurance Company, a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on April 21, 2005, as amended by the pre-effective amendment filed on June 27, 2005. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, of up to an aggregate of $2,400,000,000 in initial offering price of the Company’s SignatureNotesSM, which are medium term notes with maturities of twelve months or more from the date of issue (the “Notes”), and (b) the full and unconditional subordinated guarantee (“Guarantee”) of the Company’s payment obligations under the Notes by Manulife.

We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. Based on such examination, and subject to the following paragraph, the discussion in the Registration Statement under the heading “United States Federal Taxation,” subject to the limitations and qualifications described therein, constitutes our opinion as to the material United States federal income tax consequences of ownership and disposition of the Notes and Guarantees.

Our opinion is limited to the tax matters specifically covered under the heading “United States Federal Taxation” in the Registration Statement. We have not been asked to address, nor have we addressed, any other tax matters. In addition, as indicated in the Registration Statement, the discussion sets forth our opinion as to the material United States federal income tax consequences of the ownership and disposition of the Notes and Guarantees as applied to original holders purchasing the Notes and Guarantees at the issue price and holding the Notes and Guarantees as capital assets as defined in Section 1221 of the United States Internal Revenue Code of 1986, as amended. Holders are advised to consult their own tax advisors with regard to the application of the income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

We hereby consent to the reference to our name and our opinion under the headings “United States Federal Taxation” and “Legal Opinions” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Boston Washington Reston New York Stamford Los Angeles London